Exhibit 3.1

FIRST AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

THIRD COAST BANCSHARES, INC.

ARTICLE I

The name of the corporation shall be Third Coast Bancshares, Inc. (the “Corporation”).

ARTICLE II

The Corporation is a for-profit corporation.

ARTICLE III

The address of the home office of the Corporation shall be 20202 Highway 59 North, Suite 190, Humble, Harris County, Texas 77338. The address of the registered office of the Corporation is 206 E 9th Street, Suite 1300, Austin, Texas 78701-4411, and the name of its registered agent at such address is Capitol Corporate Services, Inc.

ARTICLE IV

The duration of the Corporation shall be perpetual.

ARTICLE V

The purpose or purposes for which the Corporation is organized are to engage in all lawful acts or activities for which a for-profit corporation may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE VI

A. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is fifty-one million shares (51,000,000), fifty million shares (50,000,000) of which shall be common stock of par value of $1.00 per share (“Common Shares”) and one million shares (1,000,000) of which shall be preferred stock of par value of $1.00 per share (“Preferred Shares”). The shares of capital stock may be issued from time to time as authorized by the board of directors of the Corporation (the “Board”) without the approval of its shareholders, except as otherwise provided by governing law, rule or regulation.

B. The Board is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued Preferred Shares, for the issuance of one or more series of Preferred Shares. Before any shares of any such series are issued, the Board shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the relative rights and preferences of the shares of each such series, and the qualifications, limitations, or restrictions thereon, including, but not limited to, determination of any of the following:

1.	the designation of such series, and the number of shares to constitute such series;

2.	whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

3.

the dividends, if any, payable on such series, and at what rates, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

4.	whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other terms and conditions of such redemption;

5.	the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

6.

whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

7.

whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

8.

the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Shares or shares of stock of any other class or any other series of this class;

9.

the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

10.	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The relative rights and preferences of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Shares at any time outstanding; provided, that all shares of any one series of Preferred Shares shall be identical in all respects with all other shares of such series. Any of the designations, preferences, limitations, or relative rights, including the voting rights, of any series of shares may be dependent upon facts ascertainable outside the First Amended and Restated Certificate of Formation (the “Certificate of Formation”), provided that the manner in which such facts operate upon the designations, preferences, and relative rights, including the voting rights, of such series of shares is clearly set forth in the Certificate of Formation. The Board may increase the number of Preferred Shares designated for any existing series by a resolution adding to such series authorized and unissued Preferred Shares not designated for any other series. The Board may decrease the number of Preferred Shares designated for any existing series by a resolution subtracting from such series unissued Preferred Shares designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated Preferred Shares.

C. The consideration for the issuance of the shares of capital stock shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or partial payment for the issuance of shares of capital stock of the Corporation. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Corporation), labor, services actually performed for the Corporation, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable. In the case of a stock dividend, that part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

D. The holders of Common Shares shall exclusively possess all voting power, except holders of Preferred Shares shall also possess voting power in the event such voting power is granted to holders of Preferred Shares by the Board pursuant to Article VI, Section B. Except as fixed by the Board pursuant to Article VI, Section B, each holder of shares of voting stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Shares shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation and payment to the holders of Preferred Shares in the amount fixed by the Board pursuant to Article VI, Section B, to receive the remaining assets of the Corporation available for distribution in cash or in kind. Each Common Share shall have the same relative rights as, and be identical in all respects with, all other Common Shares.

E. No shareholder of this Corporation, by reason of his holding shares of any class of stock of this Corporation, has any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board, at its discretion, from time to time may grant, and at such price as the Board at its discretion may fix; and the Board may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class without offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.

ARTICLE VII

A. General. The property, business and affairs of the Corporation and all corporate powers shall be managed by the Board, subject to any limitation imposed by statute, the Certificate of Formation or the bylaws of the Corporation.

B. Number of Directors. The authorized number of directors shall be neither fewer than five (5) nor more than twenty-one (21). Except as fixed by the Board pursuant to Article VI, Section B, the exact number of directors within such range shall be fixed and determined from time to time exclusively by resolution of the Board.

C. Classified Board. Directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Shares established by the Board pursuant to Article VI, Section B, shall be divided into three classes, with respect to the time for which they severally hold office, designated Class A, Class B, and Class C. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the full Board. The initial division of the Board following the effective date of the Certificate of Formation shall be as follows:

The Class A directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2020:

Bart Caraway	20202 Highway 59 North, Suite 190 Humble, Texas 77338

Shelton McDonald	20202 Highway 59 North, Suite 190 Humble, Texas 77338

W. Donald Brunson	20202 Highway 59 North, Suite 190 Humble, Texas 77338

The Class B directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2021:

Troy Glander	20202 Highway 59 North, Suite 190 Humble, Texas 77338

Joe Stunja	20202 Highway 59 North, Suite 190 Humble, Texas 77338

The Class C directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2022:

Dr. Martin Basaldua	20202 Highway 59 North, Suite 190 Humble, Texas 77338

Norma Galloway	20202 Highway 59 North, Suite 190 Humble, Texas 77338

A director shall hold office until the annual meeting of shareholders for the year in which his or her respective term expires and until his or her respective successor shall be elected and shall be qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office. Except as fixed by the Board pursuant to Article VI, Section B, (i) at each succeeding annual meeting of shareholders beginning in 2020, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term and (ii) if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class to as nearly as possible to one-third of the total number of directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

D. Election of Directors. Except as provided below with respect to Contested Elections, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. For purposes of this Article VII, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director, with “abstentions” and “broker non-votes” not counted as votes cast with respect to that director. If, as of the record date for a meeting of shareholders for which directors are to be elected, the number of nominees for election of directors exceeds the number of directors to be elected (a “Contested Election”), the nominees receiving a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present shall be elected.

E. Resignation. Any director may resign at any time by sending a written notice of such resignation to the principal office of the Corporation addressed to the Chairman of the Board, the Chief Executive Officer or the President. Unless otherwise specified, such resignation shall take effect on the date the notice is received by the Chairman of the Board, the Chief Executive Officer or the President.

F. Vacancies. Except as fixed by the Board pursuant to Article VI, Section B, any vacancy occurring in the Board may be filled by election at an annual or special meeting of the shareholders called for that purpose or by the affirmative vote of the majority of the remaining directors (even if the remaining directors constitute less than a quorum of the Board), and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified. Except as fixed by the Board pursuant to Article VI, Section B, any vacancy to be filled because of an increase in the number of directors may be filled by election at an annual or special meeting of the shareholders called for that purpose or may be filled by the Board for a term of office continuing only until the next election of one or more directors by the shareholders; provided, that the Board may not fill more than two vacancies created by an increase in the number of directors during the period between two successive annual meetings of the shareholders.

G. Removal of Directors. Subject to the rights of any series of Preferred Shares established by the Board pursuant to Article VI, Section B, any director, or the entire Board, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VIII

No director shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article VIII does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for (i) a breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided by an applicable statute.

If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

A. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the greatest extent permitted by applicable law, any director or officer of the Corporation, any former director or officer of the Corporation, or any current or former delegate of the Corporation who was, is, or is threatened to be made a respondent in any proceeding because the person is or was a director, officer or delegate of the Corporation from and against all expenses actually incurred by such person in connection with such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, or delegate of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that (i) the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board, and (ii) indemnification for any such person in connection with any proceeding by or in the right of the Corporation shall be determined in accordance with the bylaws of the Corporation. The right to indemnification conferred in this Article IX shall be a contract right. The right to indemnification conferred by this Article IX shall, to the extent permitted by the TBOC, include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers, and delegates. The terms “delegate”, “expenses”, “proceeding” and “respondent” shall have the meaning given to them in Section 8.001 of the TBOC, or any successor provision thereto. Nothing in this Article IX shall be construed as a limitation on any rights of the Corporation to indemnify or insure any person that is otherwise permitted by applicable law.

B. Insurance. The Corporation may, in its discretion, purchase or procure or establish and maintain insurance or another arrangement to indemnify and hold harmless an existing or former director, delegate, officer, employee, or agent against any liability: asserted against and incurred by the person in that capacity, or arising out of the person’s status in that capacity.

C. Non-Exclusivity. The power to indemnify or obtain insurance provided in this Article IX shall be cumulative and non-exclusive of any other power of the Board, the Corporation, or any rights to which such a person or entity may be entitled by law, the Certificate of Formation, the bylaws of the Corporation, contract, other agreement, vote, or otherwise. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any right of a person to indemnification by the Corporation existing at the time of such repeal or modification.

D. Validity. Notwithstanding any provision of this Article IX to the contrary, all indemnification payments must be consistent with the requirements of Section 18(k) of the Federal Deposit Insurance Act and the implementing regulations thereunder. The invalidity of any provision of this Article IX will not affect the validity of the remaining provisions of this Article IX.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of this Certificate of Formation shall be made unless it is first approved by the Board pursuant to a resolution adopted by the affirmative vote of no less than two-thirds (66.67%) of the directors then in office and thereafter is approved by the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class; provided, however, that, notwithstanding anything contained in this Certificate of Formation to the contrary, the affirmative vote of the holders of no less than two-thirds (66.67%) of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to amend, adopt, alter, change or repeal any provision of this Certificate of Formation if the proposal for such amendment, adoption, alteration, change or repeal is initiated by any shareholder of the Corporation.

ARTICLE XI

The Board shall have the power to alter, amend or repeal the bylaws of the Corporation or adopt new bylaws. The shareholders of the Corporation shall not have the power to alter, amend or repeal the bylaws of the Corporation or adopt new bylaws.

ARTICLE XII

Special meetings of the shareholders for any purpose or purposes may be called by (i) the Chairman of the Board, (ii) the Chief Executive Officer, (iii) the President or (ii) a majority of the entire Board. In addition, a special meeting of the shareholders shall be called at the request in writing of shareholders owning not less than fifty percent (50%) of the issued and outstanding shares of the Corporation entitled to vote at such meeting by the Chairman of the Board or the Secretary. Such request for a special meeting shall state the purpose or purposes of the proposed meeting, which purpose or purposes shall be stated in the notice of the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. Notwithstanding anything set forth in the Certificate of Formation to the contrary, at a special meeting requested by the shareholders of the Corporation, only the Corporation and the shareholders who participated in the written meeting request may propose any item for consideration or nominate directors for election at such meeting.

IN WITNESS WHEREOF, the Corporation has caused this First Amended and Restated Certificate of Formation to be executed by a duly authorized officer this 30th day of May, 2019.

THIRD COAST BANCSHARES, INC.

By:	/s/ Bart Caraway
Name:	Bart Caraway
Title:	Chairman, President and
Chief Executive Officer

[Signature Page to First Amended and Restated Certificate of Formation]